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                                                              Exhibit 99.(p)(2)

                                                               "Adviser's Code"
                                                         As Amended May 1, 2001


                        CENTURY CAPITAL MANAGEMENT, INC.

                                 CODE OF ETHICS
                       (INCLUDING INSIDER TRADING POLICY)

      The Century Capital Management Code of Ethics is designed to avoid actual or apparent conflicts of interest between personal transactions and the business of Century Capital Management (the "Adviser"), and to avoid practices that are not consistent with the law or fiduciary responsibilities. This Code of Ethics governs both personal and client investment activities, and requires Adviser personnel to file reports of personal securities transactions.

      The law imposes certain important restrictions on trading practices that are intended to prevent harm to the Adviser's clients and others to whom the Adviser and its personnel owe a duty. Section 2 of this Code describes those restrictions. They include - but are not limited to - a prohibition on trading securities while in possession of material, nonpublic ("inside") information about the issuer of the securities. The Adviser's policy incorporates these legal requirements, so that any violation of the law would also be a violation of our policy.

                           Statement of Fiduciary Duty

      The fiduciary responsibilities of the Adviser and its personnel include:
(a) the duty at all times to place the Adviser's clients' interests first, (b) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in a manner that avoids any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility, and (c) the fundamental standard that Adviser personnel should not take inappropriate advantage of their positions.

Section 1.  Definitions

1.1   Definitions

      (a) "Access Person" means any director, officer, or Advisory Person of the Adviser.

      (b) "Advisory Person" means (i) any employee of the Adviser (or of any company in a Control relationship to the Adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security for any client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Adviser who obtains information concerning recommendations made to the Adviser with regard to the purchase or sale of a Security.

      (c) "Approval" means the written approval of the Adviser's designated Compliance Officer or, in the absence of such Officer or should such Officer be the Access Person seeking Approval, by a member of the Adviser's Investment Committee.

      (d) A Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation

      (e) "Beneficial Ownership" has the same meaning as in SEC Rule 16a-1(a)(2): generally, a direct or indirect pecuniary interest, including ownership by a person's spouse and other family members living in the same home, certain family trusts, and other circumstances in which the person may profit, directly or indirectly, from transactions in the respective securities.

      (f) "Board" shall mean the Adviser's Board of Directors.

      (g) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

      (h) "Ineligible Security" shall mean a Security that is not eligible for purchase or sale by any client of the Adviser.

      (i) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

      (j) "Portfolio Manager" shall mean the person(s) responsible for the daily management of a portfolio account for which the Adviser is the investment adviser, and shall include the individual members of any Investment Committee established to manage such account.

      (k) "Purchase or sale of a Security" includes, inter alia, the writing or purchase of an option to purchase or sell a Security.

      (l) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short term debt instruments, including repurchase agreements, or securities issued by the Adviser or any of its affiliates.

      (m) "Security held or to be acquired" by a client of the Adviser means any Security which, within the most recent 15 days, (i) is or has been held by such client following purchase by the Adviser for such client, or (ii) is being or has been considered by the Adviser for purchase by a client, and includes any option to purchase or sell, and any security convertible into or exchangeable for, such Security.

      (n) "Trustees" means the Trustees of Century Shares Trust and Century Capital Management Trust, each a Massachusetts trust which is a client of the Adviser (collectively, the "Funds").

Section 2.  Prohibited Fraudulent Actions

2.1   In General

      No director, officer or employee of the Adviser or any other affiliated person of the Adviser shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by a client of the Adviser:

      (a) employ any device, scheme or artifice to defraud such client or the Adviser;

      (b) make any untrue statement of a material fact to such client or the Adviser or in connection with any Approval, or omit to state a material fact necessary in order to make the statements made to such client or the Adviser or in connection with any Approval, in light of the circumstances in which they are made, not misleading;

      (c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on such client or the Adviser; or

      (d) engage in any manipulative practice with respect to such client or the Adviser.

2.2 Prohibition Against Trading While in Possession of Material, Inside Information

      It is against the law and the policy of the Adviser for any employee, officer, or director of the Adviser or any consultant to the Adviser to trade securities, either personally or on behalf of others (whether clients or not), while in possession of material, non-public ("inside") information relating to the issuer of the securities, if use of the information for trading breaches a relationship of trust and confidence. It may also be illegal, and it is a violation of Adviser policy, to communicate such "inside information" to someone else in breach of a duty of trust or confidence.

      These restrictions apply to family members and others living in the individual's household who become aware of inside information. Adviser personnel are responsible for the compliance of these other people. Appendix A to this Code of Ethics contains a more detailed description of the nature of inside information and these restrictions.

      Chinese Wall:  Without limiting those restrictions:

      (a) A director, officer or employee of the Adviser who serves as a director or executive officer of, or has any other relationship of trust and confidence with, an issuer the securities of which are publicly traded (an "Insider") shall not:

          (i) disclose any inside information about such issuer or its securities to any other director, officer or employee of the Adviser who has any power or responsibility to make or control transactions in the issuer's publicly-traded securities for the account of any of the Adviser's clients; or

          (ii) make any transaction in the issuer's securities, either directly or indirectly by causing another person to make the transaction, whether for the account of any client of the Adviser or for the Insider's personal account or otherwise, while in possession of any inside information about such issuer or its securities.

      (b) In ordinary circumstances, the Insider should not have primary responsibility for making transactions in such issuer's securities, even when not in possession of inside information.

Section 3.    Additional Prohibitions

3.1   Exempted Transactions

      The prohibitions of Section 3 of this Code shall not apply to:

      (a) Purchases or sales of Securities effected for, and Securities held in, any account over which the Access Person has no direct or indirect influence or control.

      (b) Purchases or sales of broadly-based traded options or futures.

      (c) Purchases or sales of Securities which are non-volitional on the part of either the Access Person or the client of the Adviser.

      (d) Purchases or sales of Securities as part of an automatic dividend reinvestment plan.

      (e) Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

      (f) Purchases of Securities from the issuer pursuant to a prearranged plan, such as for the payment of directors' fees in the form of Securities; provided that the plan initially received Approval.

3.2   Prohibited Purchases and Sales

      No Access Person shall purchase or sell, directly or indirectly, any Security that he or she knows or should have known at the time of such purchase or sale:

      (a) is being considered for purchase or sale by the Adviser for a client;
          or

      (b) is being purchased or sold by the Adviser for a client or otherwise is the subject of a pending "buy" or "sell" order placed on behalf of the Adviser for a client.

3.3   Other Prohibited Personal Investment Activity

      In addition to the prohibitions described in Section 3.2 above:

      (a) No Access Person, except a director of the Adviser who is not simultaneously an officer of the Adviser, shall purchase or sell any Security without first obtaining Approval for such transaction in such form as the Board may prescribe. The standard to be applied in determining whether to grant any such Approval is whether the proposed transaction would be consistent with the interests, first, of the Adviser's clients and, second, of the Adviser, taking into account such factors as (i) the possibility of economic harm to the Adviser's clients from such transaction, (ii) the possibility that the transaction would affect a highly institutional market, and (iii) whether the Securities being purchased or sold are related economically to Securities to be purchased, sold or held by the Adviser's clients.

          In no event shall Approval be given for:

          (i) the purchase, directly or indirectly, of any Security (other than an Ineligible Security) in the Initial Public Offering of such Security;

          (ii) the purchase, directly or indirectly, of any Security in a private placement, unless the Access Person shall have provided his signed undertaking to disclose such purchase in the future if and when the Access Person is involved in the Adviser's consideration of an investment in any Securities of the issuer on behalf of a client of the Adviser;

          (iii) a transaction that would involve the purchase and sale, or sale and purchase, of the same (or equivalent) Security (other than an Ineligible Security) within any 60 calendar day period, other than where the Access Person must execute a transaction to raise funds to provide for a medical or other unforeseeable emergency; or

          (iv) the purchase or sale, directly or indirectly, of any Security by a Portfolio Manager during a period beginning seven days before and ending seven days after the date of any purchase or sale of such Security by the Adviser for any client.

      (b) No Access Person, except a director of the Adviser who is not simultaneously an officer of the Adviser:

          (i) shall receive any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of the Adviser (except employees of the Adviser receiving in such capacity from the Adviser) unless the Access Person obtains prior written Approval; or

      (c) (ii) shall serve on the Board of Directors of any publicly-traded company unless the Access Person obtains prior written Approval.

Section 4.    Reporting

4.1   In General

      Every Access Person shall make the reports to the Adviser described in
Section 4.2 of this Code with respect to (i) the Access Person's Beneficial Ownership of, or transactions in, any Security in which such Access Person has, or by reason of such transaction acquires, any Beneficial Ownership and (ii) certain accounts established by such person; provided, however, that an Access Person shall not be required to make any of such reports with respect to transactions effected for, or Securities held in, any account over which such person does not have any direct or indirect influence or control.

4.2   Required Reports

      (a) Initial Holdings Report. No later than 10 days after becoming an Access Person, he or she shall submit an initial holdings report that shall contain the following information:

          (i) The title, number of shares, and/or principal amount of each Security in which the Access Person had any Beneficial Ownership when the person became an Access Person;

          (ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

          (iii) The date that the report is submitted by the Access Person.

      (b) Quarterly Transaction Reports. No later than 10 days after the end of each calendar quarter in which (1) a transaction occurs by which an Access Person acquires or disposes of Beneficial Ownership of any Security (including by gift or inheritance) or (2) an Access Person establishes an account with any broker, dealer, or bank for holding or trading Securities of which such person has Beneficial Ownership, he or she shall submit a report of such transaction and/or account that shall contain the following information:

          (i) With respect to each such transaction during the calendar quarter:

                (A) The date of the transaction, the title, the interest rate and maturity date (if applicable), and the principal amount of each Security involved and/or the number of shares;

                (B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                (C) The price (if any) at which the transaction was effected;

                (D) The name of the broker, dealer, or bank with or through whom the transaction was effected; and

                (E) The date that the report is submitted by the Access Person.

          (ii) With respect to any such account established during the calendar quarter:

                (A) The name of the broker, dealer, or bank with whom the Access
                    Person established the account;

                (B) The date the account was established; and

                (C) The date that the report is submitted by the Access Person.

      (c) Annual Holdings Report. On or before January 30 of each year, every Access Person shall provide to the Adviser an annual holdings report (which information must be current as of a date no more than 30 days before the report is submitted), which report shall contain the following information:

          (i) The title, number of shares, and/or principal amount of each Security in which the Access Person had Beneficial Ownership;

          (ii) The name of any broker, dealer, or bank with whom the Access Person maintains an account in which are held any Securities in which the Access Person has Beneficial Ownership; and

          (iii) The date that the report is submitted by the Access Person.

4.3   Miscellaneous

      (a) Any report required under this Section 4 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any Beneficial Ownership in the Security to which the report relates.

      (b) A report required under Section 4 may be in the form of a copy of the standard brokerage account statement of the affected Access Person, as long as it provides the information described within the time periods required in Section 4.

Section 5.    Administration of the Code

5.1   Procedures.

      The Adviser's Board of Directors or Compliance Officer may adopt such procedures as they deem necessary or appropriate to implement this Code and applicable legal requirements.

5.2   Review of Reports.

      The Adviser's designated Compliance Officer (or, in the absence of such an Officer or in the case of such Officer's reports, a member of the Adviser's Investment Committee) shall review all reports submitted to the Adviser under
Section 4 and shall bring any material discrepancies or compliance issues to the attention of the President of the Adviser or the Trustees as appropriate.

5.3   Sanctions

      Upon discovering a violation of this Code, the Adviser may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension, financial penalties including fines or disgorgement of profits realized or losses avoided, or termination of the employment or other service of the violator.

5.4   Annual Compliance Report

      At or before the initial meeting of the Trustees in each fiscal year of the Adviser, the Adviser shall furnish to the Trustees, and the Trustees shall consider, a written report that:

      (a) describes any issues arising under this Code or procedures for implementing the Code since the last such report to the Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations;

      (b) describes any significant conflicts of interest with respect to the management of the Funds' affairs that exist at that time, whether or not involving a violation of this Code; and

      (c) certifies that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Section 6.    Recordkeeping Requirements

6.1   Reports

      The Adviser shall maintain at its principal place of business the following records relating to the Code, and shall make such records available to the SEC at any time and from time to time for reasonable periodic, special or other examination:

      (a) a copy of each code of ethics for the Adviser that is in effect, or at any time within the past five years was in effect, which shall be maintained in an easily accessible place;

      (b) a record of any violation of this Code, and of any action taken as a result of the violation, which shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

      (c) a copy of each report required under Section 4, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

      (d) a record of all persons, currently or within the past five years, who are or were required to make reports under Section 4, or who are or were responsible for reviewing these reports, which shall be maintained in an easily accessible place; and

      (e) a copy of each report required under Section 5.3, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

6.2   Approvals.

(a) The Adviser shall maintain a record of any Approval and the reasons supporting the Approval for at least five years after the end of the fiscal year in which the Approval is granted.
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                                   APPENDIX A

                         PROHIBITION ON INSIDER TRADING


CONSEQUENCES OF VIOLATING THIS POLICY

The Law.

      Federal law imposes heavy penalties on those who either buy or sell securities on the basis of material nonpublic ("inside") information about that security or the issuer, in breach of a duty of trust or confidence that is owed directly, indirectly, or derivatively, to the issuer of that security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information.

      The SEC has clarified by rule that:

      (i) a purchase or sale of a security of an issuer is "on the basis of" inside information if the person making the purchase or sale was aware of the information when the person made the purchase or sale; i.e., one need not "use" the inside information in order to violate the law; and

      (ii) in addition to the sort of "insider" relationships - such as acting as a director of the issuer -- that impose this obligation, a "duty of trust or confidence" also exists in the following circumstances, among others:

o Whenever a person agrees to maintain information in confidence;

o Whenever one enters into a relationship the nature of which implies a duty to maintain the information in confidence; and

o Whenever the person communicating the inside information and the person to whom it is communicated have a history, pattern, or practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the inside information expects that the recipient will maintain its confidentiality. This may apply to family relationships as well as business relationships.

For example, the Adviser may take on a "duty of trust or confidence" to a company it advises or for which it performs other services. For this purpose, a relationship of "trust and confidence" also exists between the employees, officers, and directors of the Adviser such that any disclosure of inside information among Adviser personnel is made with the expectation that the recipient will not, directly or indirectly, trade in the securities of the issuer as long as such information remains material and non-public.

Potential penalties.

      Insider trading violations can result in:

o Civil penalties ranging from $5,000 to $500,000 per violation;

o A criminal fine of up to $1 million (no matter how small the profit); and

o A jail term of up to 10 years

      In addition, the Adviser and any supervisor of an employee who trades with or tips inside information may face:

o Civil penalties ranging from $5,000 to $500,000 per violation; and

o A criminal penalty of up to $2.5 million;

if the Adviser and the supervisor(s) fail to take appropriate steps to prevent such trading.

Adviser Sanctions.

In view of the seriousness of this matter, the Adviser will discipline any person who violates this policy by any appropriate means, including dismissal for cause.

Any of these consequences, and even an investigation that does not result in prosecution, can tarnish your reputation and irreparably damage you and the Adviser.

                       -------------------------------

WHAT IS MATERIAL, NON-PUBLIC INFORMATION?

Material.

Information is "material" if a reasonable investor would consider it significant in a decision to buy, hold or sell securities. Put another way, information that could reasonably be expected to affect the price of a security, either positively or negatively, is material.

Common examples of information that will frequently be regarded as material are information relating to: earnings or losses that are significantly higher or lower than generally expected by the investment community; a pending or proposed merger, acquisition, or sale of part of an issuer's business; changes in management; significant new products or technological discoveries; negotiations regarding an important license, services agreement, or joint venture; or impending financial or liquidity problems.

Information about the market for an issuer's securities, such as the existence of a significant order to buy or sell securities, may in some contexts be material. Similarly, prepublication information regarding reports in the financial press may also be deemed material.

Other types of information may also be material; no complete list can be given.

Non-public.

Information is "non-public" or "inside information" until it has been made available to investors generally (e.g., through the Dow Jones tape, the wire services, or other media) and the market has had time to digest it.

                       -------------------------------

CONTACTS WITH PUBLIC COMPANIES

Contacts with public companies represent an important part of the Adviser's research efforts. The Adviser may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. However, difficult legal issues arise when, in the course of these contacts, a Adviser employee or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if an issuer's Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. Information about a pending tender offer raises particular concerns, in part because such activity often produces extraordinary movements in the target company's securities and in part because the SEC has a rule expressly prohibiting trading and "tipping" while in possession of material, nonpublic information regarding a tender offer.

HIGH-RISK TRADING ACTIVITIES

Certain high-risk trading activities that may be used in the management of a personal trading portfolio are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out a transaction may become prohibited while the transaction is pending. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase ("call") or sell ("put") securities at certain predetermined prices. Officers, directors and employees of the Adviser should understand that short sales and trading in derivative instruments involve special risks. For example, if the Adviser or such individual becomes aware of material, nonpublic information about the issuer of the underlying securities, THE ADVISER MAY PROHIBIT THE INDIVIDUAL FROM COMPLETING THE TRANSACTION, and the individual may find him or herself "frozen" in a position in a derivative security. THE ADVISER WILL NOT BEAR ANY LOSSES RESULTING IN PERSONAL ACCOUNTS THROUGH THE IMPLEMENTATION OF THIS CODE OF ETHICS.

RESTRICTIONS ON DISCLOSURES

Officer, directors and employees of the Adviser shall not disclose any nonpublic information (whether or not it is material) relating to the Adviser or its clients or portfolio companies, or the securities transactions of any of them, to any person outside the Adviser unless such disclosure has been authorized by the Adviser. Material, nonpublic information may not be communicated to anyone, including persons within the Adviser, except as provided above. Inside information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

PROCEDURES TO IMPLEMENT THIS POLICY STATEMENT

In any situation of the type described above, the Adviser must make its own judgment as to its further conduct. To protect yourself, your clients, and the Adviser, you should contact the President or Compliance Officer of the Adviser immediately if you believe that you may have received material, nonpublic information. In addition, the reporting and other specific procedures of the Code of Ethics are intended to assist the Adviser in preventing illegal insider trading.